Exhibit 4.12

LEASE

BETWEEN

TR TURNPIKE CORP.

Landlord

AND

VIRYANET, INC.

Tenant

112 Turnpike Road

Westborough Executive Park

Westborough, Massachusetts

AGREEMENT OF LEASE

AGREEMENT OF LEASE made as of the 6th day of January, 2011, by and between TR TURNPIKE CORP., a Delaware corporation (hereinafter referred to as “Landlord”) and VIRYANET, INC., a Delaware corporation (hereinafter referred to as “Tenant”)

W I T N E S S E T H:

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord a portion, as shown on Exhibit A attached hereto and made a part hereof, of the second floor (hereinafter referred to as the “Premises” or the “Demised Premises”) contained in the building known and numbered as 112 Turnpike Road, Westborough, Massachusetts (hereinafter referred to as the “Building”).

1.	REFERENCE DATA

Each reference in this Lease to any of the terms and titles contained in this Article shall be deemed and construed to incorporate the data stated following that term or title in this Article.

1)	Additional Rent:	Sums or other charges payable by Tenant to Landlord under this Lease, other than Yearly Fixed Rent.

2)	Brokers:	Richards Barry Joyce & Partners LLC and Meredith & Grew, Incorporated

3)	Business Day:	All days except Saturdays, Sundays and days defined as “legal holidays” for the entire state under the laws of the Commonwealth of Massachusetts (hereinafter referred to as “Holidays”).

4)	Land:	The parcel of land on which the Building is situated (including adjacent sidewalks and other portions of the Park).

5)	Landlord’s Address:	c/o KBS Realty Advisors, Inc. 101 Arch Street Boston, Massachusetts 02110

6)	Landlord’s Architect:	Any licensed architect designated by Landlord.

7)	Mortgage:	A mortgage, deed of trust, trust indenture, or other security instrument of record creating an interest in or affecting title to the Property or any part thereof or interest therein, and any and all renewals, modifications, consolidations or extensions of any such instrument.

8)	Mortgagee:	The holder of any Mortgage.

9)	Operating Expense Base:	Operating expenses (as such term is defined in Section 6.3) incurred with respect to the calendar year ending December 31, 2012.

10)	Park:	The properties at 110, 112 and 114 Turnpike Road, Westborough, Massachusetts, commonly known as Westborough Executive Park.

11)	Property:	The Land and Building.

12)	Rent:	Yearly Fixed Rent and Additional Rent.

13)	Rentable Area:	10,372 square feet.

14)	Rent Commencement Date:	The 180th day following the Term Commencement Date.

15)	Rent Year:	A twelve (12) month period beginning on the Rent Commencement Date and each succeeding twelve (12) month period during the Term of this Lease, except that if the Rent Commencement Date shall be other than the first day of a calendar month, the first Rent Year shall include the partial calendar month in which the Rent Commencement Date occurs as well as the succeeding twelve (12) full calendar months.

16)	Tax Base:	One-half of real estate taxes (as such term is defined in Section 6.2) imposed with respect to the fiscal year ending June 30, 2012 plus one-half of such taxes imposed with respect to the fiscal year ending June 30, 2013.

17)	Tenant’s Address:	Until the Term Commencement Date, 2 Willow Street, Southborough, Massachusetts 01745, and thereafter the Demised Premises.

18)	Tenant’s Proportionate Share:	14.26%

19)	Term Commencement Date:	As defined in Section 3.2.

20)	Term of this Lease:	As defined in Section 3.1.

21)	Termination Date:	As defined in Section 3.1.

22)	Use of Demised Premises:	General office purposes

23)	Yearly Fixed Rent:

With respect to the following Rent Year:	Yearly Fixed Rent shall be the sum of the Annual Electrical Factor (as such term is defined in Section 7.1(b)) plus:

First	$165,952.08
Second	$173,731.08
Third	$181,510.08
Fourth	$189,289.08
Fifth	$197,068.08

2.	DESCRIPTION OF DEMISED PREMISES

2.1 Demised Premises. The Demised Premises are that portion of the Building as described above (as the same may from time to time be constituted after changes therein, additions thereto and eliminations therefrom pursuant to rights of Landlord hereinafter reserved).

2.2 Appurtenant Rights. Tenant shall have, as appurtenant to the Demised Premises, rights to use those common roadways, walkways, elevators, hallways and stairways necessary for access to that portion of the Building occupied by the Demised Premises. Subject to Landlord’s reasonable security requirements, Tenant shall have access to the Demised Premises at all times, utilizing card keys or such other devices as Landlord may supply to regulate entry by means of the main entrance of the Building.

2.3 Reservations. All the perimeter walls of the Demised Premises except the inner surfaces thereof and any space in or adjacent to the Demised Premises used for servicing other portions of the Building exclusively or in common with the Demised Premises, including without limitation (where applicable) shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, are expressly reserved to Landlord.

3.	TERM OF LEASE

3.1 Term. The Term of this Lease shall begin on the Term Commencement Date and end (unless such Term shall sooner cease) on the last day of the fifth Rent Year. The date on which the Term of this Lease is scheduled to expire is hereinafter referred to as the “Termination Date”.

3.2 Term Commencement Date. The Term Commencement Date shall be the earlier of (a) the date on which, pursuant to permission therefor duly given by Landlord, Tenant undertakes Use of the Demised Premises for the purpose set forth in Article 1, or (b) the date on which the Demised Premises are ready for Tenant’s occupancy in accordance with the provisions of Section 4.2. Following determination of the Term Commencement Date, either party shall, at the request of the other, join in the execution and delivery of an agreement acknowledging such Date in the form attached hereto as Exhibit E and made a part hereof.

4.	WORK BY LANDLORD; TENANT’S ACCESS

4.1 Completion Date - Delays. Subject to delay by causes beyond the reasonable control of Landlord or caused by the action or inaction of Tenant, Landlord shall use reasonable diligence in order to have the Demised Premises ready for occupancy by Tenant on July1, 2011. The failure to have the Demised Premises so ready by a particular date shall in no way affect the validity of this Lease or the obligations of Tenant hereunder, provided however that Tenant shall be entitled to a credit, to be applied on account of installments of Yearly Fixed Rent first becoming due hereunder, equal to $909.33 for each day after June 30, 2011 on which the Term Commencement Date has not occurred.

4.2 When Premises Deemed Ready. The Demised Premises shall be conclusively deemed ready for Tenant's occupancy after Landlord gives notice to Tenant that the Premises Work (as such term is hereinafter defined) has been substantially completed by Landlord insofar as is practicable in view of delays or defaults, if any, of Tenant, and furnishes to Tenant a copy of a certificate authorizing the use and occupancy of the Demised Premises in accordance with the applicable provisions of the Massachusetts State Building Code. Such work shall in no event be deemed incomplete if only minor or insubstantial details of construction or mechanical adjustments remain to be done (so long as Tenant is able to conduct Tenant’s permitted business activities in the Demised Premises without unreasonable interference), or if a delay is caused in whole or in part by Tenant, including without limitation through the delay of Tenant in supplying any information requested by Landlord, Landlord’s Architect or any other representative of Landlord. Landlord’s Architect’s certificate of substantial completion, as hereinabove stated, given in good faith, or of any other facts pertinent to this Article, shall be deemed conclusive of the statements therein contained and binding upon Tenant.

4.3 Landlord’s Work. Landlord shall, at Landlord’s expense and in accordance with Landlord’s standard Building specifications and all applicable legal requirements, perform the work described in Exhibit B attached hereto and made a part hereof in order to lay out the Demised Premises for Tenant’s occupancy (herein referred to as the “Premises Work”). The parties acknowledge that Exhibit B includes a preliminary description of the Premises Work and that final plans and specifications suitable for construction purposes are to be prepared by Landlord’s Architect. Tenant shall promptly furnish any information which may be requested by Landlord’s Architect in connection with such preparation. Tenant acknowledges and represents to Landlord that Tenant has inspected and examined, or caused to be inspected and examined, the Demised Premises and that Tenant is fully familiar with the physical condition and state of repair thereof. Except to the extent of the Premises Work and subject to Landlord’s maintenance and repair obligations under this Lease, Tenant shall accept the Demised Premises in their existing condition and state of repair “as is” on the Term Commencement Date, and Landlord shall have no obligation to make any installations, alterations or other improvements of any kind thereto or contribute to the cost thereof.

4.4 Conclusiveness of Landlord's Performance. Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations under this Article 4 unless not later than the end of the third calendar month next beginning after Landlord’s notice of substantial completion under Section 4.2 Tenant shall give Landlord written notice specifying the respects in which Landlord has not performed such obligations.

4.5 Entry by Tenant; Interference With Construction. Tenant shall be permitted by Landlord to enter the Demised Premises commencing no later than thirty (30) days prior to the anticipated Term Commencement Date in order to move Tenant's furniture and equipment into the Demised Premises and undertake such work as is to be performed by Tenant pursuant to this Lease in order to prepare the Demised Premises for Tenant's occupancy. Such entry shall be deemed to be pursuant to a license from Landlord to Tenant and subject to all provisions of this Lease (except the obligation to pay Yearly Fixed Rent and Additional Rent under Article 6 on account of taxes and operating expenses) as if the Term of this Lease had begun, and shall be at the risk of Tenant. In no event shall Tenant interfere with the Premises Work or any other construction work being performed by or on behalf of Landlord in or around the Building; without limiting the generality of the foregoing, Tenant shall comply with all instructions issued by Landlord’s contractors relative to the moving of Tenant’s equipment and other property into the Demised Premises.

5.	USE OF PREMISES

5.1 Permitted Use. Tenant shall continuously during the Term of this Lease occupy and use the Demised Premises for the permitted Use set forth in Article 1 and for no other purpose. Service and utility areas (whether or not a part of the Demised Premises) shall be used only for the particular purpose for which they are designated.

5.2 Prohibited Uses. Tenant shall not use, or suffer or permit the use of, or suffer or permit anything to be done in or anything to be brought into or kept in, the Demised Premises or any part thereof (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease, (ii) for any unlawful purposes or in any unlawful manner, or (iii) which, in the reasonable judgment of Landlord shall in any way (a) impair or tend to impair the appearance or reputation of the Building, (b) impair or interfere with or tend to impair or interfere with any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or with the use of any of the other areas of the Building, or (c) occasion discomfort, inconvenience or annoyance to any of the other tenants or occupants of the Building through the transmission of noise, odors, vibrations, dust, fumes or other emissions perceptible outside the Demised Premises. Without limiting the generality of the foregoing, no food shall be prepared or served for consumption by the general public on or about the Demised Premises; no intoxicating liquors or alcoholic beverages shall be sold or otherwise served for consumption by the general public on or about the Demised Premises; no lottery tickets (even where the sale of such tickets is not illegal) shall be sold and no gambling, betting or wagering shall otherwise be permitted on or about the Demised Premises; no loitering shall be permitted on or about the Demised Premises; and no loading or unloading of supplies or other material to or from the Demised Premises shall be permitted on the Land except at times and in locations to be designated by Landlord. Tenant shall maintain the Demised Premises in a sanitary condition, free of rodents and vermin, and shall suitably store all trash and rubbish in the Demised Premises or other locations designated by Landlord from time to time.

5.3 Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, and if the failure to secure such license or permit would in any way affect Landlord, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such license or permit.

6.	RENT

6.1 Yearly Fixed Rent. Payments of Yearly Fixed Rent shall be limited to the Electrical Factor with respect to the period prior to the Rent Commencement Date. Thereafter, Tenant shall pay to Landlord, without any set-off or deduction, at Landlord’s office, or to such other person or at such other place as Landlord may designate by notice to Tenant, Yearly Fixed Rent as set forth in Article 1. Yearly Fixed Rent shall be paid in equal monthly installments in advance on or before the first day of each calendar month during the Term of this Lease and shall be apportioned for any fraction of a month in which Yearly Fixed Rent first becomes payable or in which the last day of the Term of this Lease may fall.

6.2 Taxes. Commencing as of January 1, 2013, Tenant shall pay to Landlord as Additional Rent Tenant’s Proportionate Share of all real estate taxes (including without limitation all betterment assessments, all fire service availability fees and similar charges for customary governmental services, all other charges in lieu of such taxes and any tax on any equipment included as part of the common facilities of the Property, even if taxed as personal property) imposed against the Property in excess of the Tax Base, prorated with respect to any portion of a fiscal year in which such Additional Rent first becomes due or the Term of this Lease ends. Such payments shall be due and payable in installments corresponding to those in which such taxes are payable by Landlord, and within thirty (30) days after Tenant shall have received a copy of the relevant tax bill. If Landlord shall receive any refund of real estate taxes of which Tenant has paid a portion pursuant to this Section, then, out of any balance remaining after deducting Landlord’s expenses reasonably incurred in obtaining such refund, Landlord shall pay to Tenant the same Proportionate Share of said balance, prorated as set forth above. Tenant shall, if as and when requested by Landlord and with each monthly installment of Yearly Fixed Rent, make tax fund payments to Landlord. “Tax fund payments” refer to such payments as Landlord shall determine to be sufficient to provide in the aggregate a fund adequate to pay, when they become due and payable, all payments required from Tenant under this Section. In the event that said tax fund payments are so requested, and if the aggregate of said tax fund payments is not adequate to pay Tenant’s share of such taxes, Tenant shall pay to Landlord the amount by which such aggregate is less than the amount of said share, such payment to be due and payable at the time set forth above. Any surplus tax fund payments shall be accounted for to Tenant after payment by Landlord of the taxes on account of which they were made, and shall be credited by Landlord against future tax fund payments or refunded to Tenant within thirty (30) days if the Term of this Lease has ended. In no event shall real estate taxes be deemed to include any inheritance, estate or net income taxes.

6.3 Operating Expenses. Commencing as of January 1, 2013, Tenant shall pay to Landlord as Additional Rent Tenant’s Proportionate Share of all annual costs and expenses incurred by Landlord in the operation and maintenance of the Property in excess of the Operating Expense Base, including, without limiting the generality of the foregoing or implying any obligation to furnish any particular service, all such costs and expenses in connection with (1) casualty, liability and other insurance, sprinkler service, license fees, security, trash and rubbish removal, janitorial service, landscaping, and snow removal, (2) wages, salaries, management fees, employee benefits, payroll taxes, administrative and auditing expenses, and equipment, materials and supplies for the operation, management and maintenance of the Property, (3) any capital expenditure (amortized, with interest, on such reasonable basis as Landlord shall determine) made by Landlord for the purpose of reducing other operating expenses or complying with any governmental requirement, (4) the furnishing of heat, air conditioning, water and other utilities and any other service, (5) the operation and servicing of any computer system installed to regulate Building equipment, (6) the furnishing of the repairs and services referred to in Section 7.4, (7) the operation of any cafeteria, fitness center or other facility located in the Building and generally made accessible to tenants thereof and (8) elevator, fire alarm and other service contracts and testing (the foregoing being hereinafter referred to as “operating expenses”). Certain services may be supplied to the Property in common with or for the benefit of other portions of the Park, in which case any costs or expenses incurred by Landlord on account of such services shall be included in operating expenses to the extent reasonably applicable to the Properly as reasonably determined by Landlord. If, during any portion of a calendar year for which operating expenses are being computed pursuant to this Section, less than 95% of the rentable area of the Building is occupied or Landlord is not supplying all occupants with the same services being supplied hereunder, such costs and expenses shall be reasonably extrapolated in order to take into account the costs and expenses which would have been incurred in Landlord's reasonable judgment had 95% of the rentable area of the Building been occupied and had such services been supplied to all occupants (recognizing that certain costs and expenses do not vary on account of occupancy levels and that Tenant's share of such expenses shall not be subject to extrapolation as hereinabove provided for). As soon as Tenant's share of operating expenses with respect to any calendar year can be determined, the same will be certified by Landlord to Tenant and will become payable to Landlord within thirty (30) days following such certification, subject to proration with respect to any portion of a calendar year in which the Term of this Lease ends. Tenant shall, if as and when requested by Landlord and with each monthly installment of Yearly Fixed Rent, make operating fund payments to Landlord. “Operating fund payments” refer to such payments as Landlord shall determine to be sufficient to provide in the aggregate a fund adequate to pay, when they become due and payable, all payments required from Tenant under this Section. In the event that operating fund payments are so requested, and if the aggregate of said operating fund payments is not adequate to pay Tenant’s share of operating expenses, Tenant shall pay to Landlord the amount by which such aggregate is less than the amount of said share, such payment to be due and payable at the time set forth above. Any surplus operating fund payments shall be accounted for to Tenant after such surplus has been determined, and shall be credited by Landlord against future operating fund payments or refunded to Tenant within thirty (30) days if the Term of this Lease has ended. Tenant may, at its expense (except as otherwise hereinafter provided) and following reasonable advance notice to Landlord given no later than ninety (90) days following any certification of operating expenses by Landlord with respect to a particular calendar year pursuant to the foregoing provisions, inspect Landlord’s books and records relative to such operating expenses and arrange for further review or audit thereof by attorneys, certified public accountants or other consultants engaged by Tenant to act on its behalf, provided however that the terms of such engagement shall preclude the payment of compensation on a contingency fee basis related to the amount of any refund paid to Tenant as a result thereof. Any inspection, review or audit permitted hereunder shall take place at the office where such books and records are kept. Tenant shall not disclose, and shall require any attorneys, certified public accountants or other consultants engaged by Tenant to act on its behalf as aforesaid to agree in writing not to disclose, any information obtained as a result of any such inspection, review or audit except as may be required in connection with the enforcement of Tenant's rights hereunder. Tenant may, by notice to Landlord given no later than one hundred twenty (120) days following any certification of operating expenses by Landlord with respect to a particular calendar year pursuant to the foregoing provisions, object to any item of cost included as part of such expenses, and Tenant shall be entitled to an appropriate credit to the extent that such cost does not conform to the provisions of this Section. Any fees charged by the firm conducting any inspection, review or audit permitted hereunder shall be payable by Tenant unless the total operating expenses certified by Landlord with respect to the applicable calendar year exceed the amount properly included as part of such expenses by more than ten percent (10%), in which case such fees (to the extent reasonably incurred and evidenced by invoices and receipts reasonably satisfactory to Landlord) shall be reimbursed by Landlord.

6.4 Method of Payment. Landlord reserves the right to require that some or all Rent shall be paid directly to a Mortgagee for Landlord’s account instead of to Landlord and Tenant covenants and agrees that it will, after receipt by it of notice from Landlord designating such Mortgagee to whom payments are to be made by Tenant, pay such Rent thereafter becoming due to such Mortgagee until excused therefrom by notice from such Mortgagee. Subject to the foregoing and except as Landlord may otherwise direct, all Rent shall be paid to Landlord at the place designated from time to time as Landlord’s Address.

7.	UTILITIES AND LANDLORD’S SERVICES

7.1 Electricity.

(a) Landlord shall furnish the electrical energy reasonably required for operation of the lighting fixtures and outlets servicing the Demised Premises as well as any fans and other equipment used to distribute heat and air conditioning therein. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Demised Premises by reason of any requirement, act or omission of the public utility or other supplier thereof designated by Landlord. Tenant’s use of electrical energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises (which shall be no less than 7.5 watts per rentable square feet for lighting and convenience outlets subject to any limit prescribed from time to time by applicable law). In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building electrical services Tenant shall give notice to Landlord and obtain Landlord’s prior written consent whenever Tenant shall connect to the Building electrical distribution system any fixtures, appliances or equipment other than lamps, typewriters, desktop computers and similar small machines. Any additional feeders or risers needed to supply Tenant’s electrical requirements in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord at the sole cost and expense of Tenant, provided that such additional feeders and risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not in Landlord’s opinion cause damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any alteration or material addition to the electrical equipment and/or appliances in the Demised Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, and will promptly advise Landlord of any alteration or addition to such electrical equipment and/or appliances.

(b) Yearly Fixed Rent payable by Tenant includes $15,558.00 (hereinafter referred to as the “Electrical Factor”) in consideration of the furnishing of electrical energy by Landlord as hereinabove set forth. In the event that the amount charged to Landlord for the supply of such electrical energy to the Building increases after the date hereof, the Electrical Factor shall be increased in the same proportion effective from the date of such increase.

(c) Landlord may elect at any time to install so-called check-meters to gauge the electrical energy furnished by Landlord pursuant to this Section, in which case (i) Tenant shall, from time to time within thirty (30) days following billing, pay to Landlord as Additional Rent the cost of such electrical energy, calculated on the basis of the rates charged by the public utility or other supplier thereof as applied to the readings taken from such check-meters and (ii) Yearly Fixed Rent payable by Tenant hereunder shall be reduced by the amount of the Electrical Factor. Any electrical energy consumed when such check-meters are not in good working order shall be deemed to have been consumed at the average rate established by reference to the three most recent billing periods prior to such malfunction. If Landlord is notified that the use of such check-meters is prohibited by applicable law, Yearly Fixed Rent shall be equitably adjusted to reflect the value of such electrical energy, as determined by a reputable, independent electrical engineer or electrical consulting firm designated by Landlord and reasonably acceptable to Tenant.

(d) Landlord reserves the right to discontinue the furnishing of electrical energy to Tenant at any time upon not less than thirty (30) days’ notice (provided that electricity shall thereafter be available to Tenant without interruption of service from the public utility or other supplier thereof designated by Landlord), in which case (i) Tenant shall purchase such electrical energy directly from such public utility or other supplier, (ii) the existing feeders, risers and other electrical facilities serving the Demised Premises may be used by Tenant for such purpose to the extent that such usage is suitable and safe (failing which any additional equipment required in order to allow such direct purchase of electrical energy shall be installed by Landlord at its expense), (iii) Landlord shall pay whatever charges such supplier may impose in connection with the installation of meters and other equipment required to gauge the consumption of such electrical energy and (iv) Yearly Fixed Rent payable by Tenant hereunder shall be reduced by the amount of the Electrical Factor.

7.2 Water Charges. Landlord shall furnish hot and cold water for ordinary cleaning, toilet, lavatory and drinking purposes to the extent required to service facilities operated in the Demised Premises in compliance with the provisions of this Lease. If Tenant requires, uses or consumes water for any other purpose, Landlord may (i) assess a reasonable charge for the additional water so used or consumed by Tenant or (ii) install a water meter and thereby measure such additional water consumption. In the latter event, Tenant shall pay the cost of the meter and the cost of installing any equipment required in connection therewith, and shall keep said meter and installation equipment in good working order and repair, and shall pay for the additional water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered.

7.3 Heat and Air Conditioning.

(a) Landlord shall, through the equipment of the Building, furnish to and distribute in the Demised Premises heat and air conditioning as normal seasonal changes may require on Business Days from 8:00 a.m. to 6:00 p.m. and on Saturdays (excluding Holidays) from 8:00 a.m. to 1:00 p.m. when reasonably required for the comfortable occupancy of the Demised Premises by Tenant. Tenant agrees to lower and close the blinds or drapes when necessary because of the sun’s position whenever the air conditioning system is in operation, and to cooperate fully with Landlord with regard to and abide by all regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the heating and air conditioning systems. Without limiting the generality of the foregoing, all windows in the Demised Premises must remain closed at all times notwithstanding the fact that such windows may be operable. In the event Tenant introduces into the Demised Premises equipment which overloads such system, or in any other way causes such system not to adequately perform its proper functions, supplementary systems may at Landlord’s option be provided by Landlord at Tenant’s expense.

(b) Landlord will, upon reasonable advance written notice from Tenant of its requirements, to furnish additional heat or air conditioning service to the Demised Premises on days and at times other than as provided in this Article. Tenant will pay to Landlord a reasonable charge for any such additional heat or air conditioning service required by Tenant. Such charge shall be calculated at the hourly rate of $35.00, subject to adjustment from time to time in proportion to any increase from the date hereof in the cost to Landlord of furnishing such service.

7.4 Repairs and Other Services. Except as otherwise provided in Articles 16 and 18, and subject to Tenant’s obligations in Article 12 and elsewhere in this Lease, Landlord shall (a) keep and maintain the roof, exterior walls, structural floor slabs and columns of the Building in as good condition and repair as they are in on the Term Commencement Date, reasonable use and wear excepted, and maintain in workable condition the common sanitary, electrical, heating, air conditioning and other systems of the Building, (b) provide cleaning services on Business Days according to the cleaning standards set forth in Exhibit C attached hereto and made a part hereof, (c) keep all roadways, walkways and parking areas on the Property reasonably clean and remove all snow and ice therefrom within a reasonable time following the accumulation thereof (it being understood and agreed that such snow may be moved to other common areas of the Property), and (d) replace windows whenever broken other than as a result of the act, omission, fault, negligence or misconduct of Tenant or Tenant’s agents, contractors, employees or invitees.

7.5 Elevator Service. Landlord shall provide passenger elevator service to the Demised Premises on Business Days from 8:00 a.m. to 6:00 p.m. and on a reduced basis at all other times. The passenger elevators of the Building may be used to transport freight, furniture or bulky matter of any description only during such times outside customary business hours as Landlord may designate and in accordance with such scheduling procedures and other requirements as Landlord may prescribe, including without limitation payment of reasonable supervisory charges. Subject to the foregoing provisions, Landlord shall allow Tenant to make use of such passenger elevators in connection with Tenant’s relocation to the Demised Premises.

7.6 Interruption or Curtailment of Services. Landlord reserves the right to interrupt, curtail, stop or suspend the furnishing of services and the operation of any Building system, when necessary by reason of accident or emergency, or of repairs, alterations, replacements or improvements in the reasonable judgment of Landlord desirable or necessary to be made, or of difficulty or inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Landlord, whether such other cause be similar or dissimilar to those hereinabove specifically mentioned, until said cause has been removed. Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems, except that Landlord shall exercise reasonable diligence to eliminate the cause of same.

8.	CHANGES OR ALTERATIONS BY LANDLORD

Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Demised Premises) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, and stairways thereof, as may be required by applicable law or as Landlord may otherwise reasonably elect, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building, provided however that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the Demised Premises by Tenant, except that Landlord shall not be obligated to employ labor at so-called “over-time” or other premium pay rates. Nothing contained in this Article shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right to from time to time change the name and/or the address of the Building, in which case Landlord shall reimburse all reasonable costs incurred by Tenant as a result of such change in order to replace stationery, business cards and the like. Neither this Lease nor any use by Tenant shall give Tenant any right or easement or the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages and concourses and of such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligations of Tenant hereunder or incurring any liability to Tenant therefor.

9.	FIXTURES, EQUIPMENT AND IMPROVEMENTS - REMOVAL BY TENANT

All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises prior to or during the Term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the Demised Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided in this Lease. Any wiring and customary trade fixtures installed by Tenant shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will be, removed by Tenant upon the condition that such removal shall not materially damage the Demised Premises or the Building and that the cost of repairing any damage to the Demised Premises or the Building arising from such removal shall be paid by Tenant.

10.	ALTERATIONS AND IMPROVEMENTS BY TENANT

Tenant shall make no alterations, decorations, installations, removals, additions or improvements in or to the Demised Premises without Landlord’s prior written consent and then only by contractors, mechanics and laborers approved by Landlord, which approval shall be subject without limitation to reasonable insurance requirements. No such work shall be undertaken or begun by Tenant until Landlord has approved written plans and specifications therefor; and no amendments or additions to such plans and specifications shall be made without prior written consent of Landlord. Any such alterations, decorations, installations, removals, additions and improvements shall be done at the sole expense of Tenant and at such times and in such manner as Landlord may from time to time reasonably designate. Any consent or approval required under this Article shall not be unreasonably withheld or delayed in the case of any proposed work of a non-structural nature which does not affect the common areas or facilities of the Property. If Tenant shall make any alterations, decorations, installations, removals, additions or improvements (including without limitation raised flooring, supplemental air conditioning systems and power generators), then Landlord may elect, at the time of consenting thereto, to require Tenant at the end of the Term of this Lease to restore the Demised Premises and any affected common facilities of the Building to substantially the same condition as existed on the Term Commencement Date.

11.	TENANT’S CONTRACTORS - MECHANICS’ AND OTHER LIENS - STANDARD OF TENANT’S PERFORMANCE - COMPLIANCE WITH LAWS

Whenever Tenant shall make any alterations, decorations, installations, removals, additions or improvements or do any other work in or to the Demised Premises, Tenant will strictly observe the following covenants and agreements:

(a) In no event shall any material or equipment be incorporated in or added to the Demised Premises in connection with any such alteration, decoration, installation, addition or improvement which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Any mechanic’s lien filed against the Demised Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant shall be discharged by Tenant within fifteen (15) days after notice thereof, at the expense of Tenant, by filing any bond required by applicable law or otherwise. If Tenant fails so to discharge any lien. Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost reasonably incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor. If Landlord so requests, Tenant shall furnish to Landlord prior to undertaking any such work a recordable bond in such form as may be required to prevent any such lien from taking effect.

(b) All installations or work done by Tenant under this or any other Article of this Lease shall be at its own expense (unless expressly otherwise provided) and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; and (iii) plans and specifications prepared by and at the expense of Tenant theretofore submitted to Landlord for its prior written approval.

(c) Tenant shall procure all necessary permits before undertaking any work in the Demised Premises and do all such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements.

(d) Tenant shall not directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Demised Premises if such employment will cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building. In the event of any such conflict, Tenant upon request of Landlord shall cause all contractors, mechanics or laborers causing such conflict to leave the Building immediately.

12.	REPAIRS AND SECURITY BY TENANT

Tenant shall keep or cause to be kept all and singular the Demised Premises in good repair, order and condition, damage by fire or by unavoidable casualty excepted. Without limiting the generality of the foregoing, Tenant shall replace all windows and other glass, whenever broken as a result of the act, omission, fault, negligence or misconduct of Tenant or Tenant’s agents, contractors, employees or invitees, with glass of the same quality.

Tenant shall make, as and when needed, all repairs and replacements necessary to preserve the Demised Premises in such repair, order and condition.

13.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

13.1 Insurance. Tenant shall procure, keep in force and pay for (a) Commercial General Liability Insurance indemnifying Tenant and, as additional insureds, Landlord and any other party reasonably designated by Landlord (including without limitation any managing agent or Mortgagee) against all claims and demands for injury to or death of persons or damage to property which may be claimed to have occurred upon the Demised Premises in an amount which shall be not less with respect to each occurrence than One Million Dollars ($1,000,000) combined single limit for property damage or injury or death of one or more persons, with at least Five Million Dollars ($5,000,000) excess or umbrella liability coverage, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord and are customarily carried by responsible tenants of comparable premises in the Greater Boston area, (b) insurance for the benefit of Landlord and Tenant covering any damage to the plate glass windows in or immediately about the Demised Premises, in reasonable amounts to be established from time to time by Landlord, (c) all risk property insurance covering the full replacement value of all property belonging to or removable by Tenant and situated in the Demised Premises and providing protection against physical loss thereof or damage thereto,

(d) business interruption insurance compensating Tenant for lost income and additional expenses suffered on account of casualty damage or service interruptions for a period of at least one year thereafter and (e) such additional insurance (including without limitation fire legal liability, contractual indemnity and workers’ compensation coverage) as Landlord or any Mortgagee may reasonably require.

13.2 Certificates of Insurance. Such insurance shall be effected under valid and enforceable policies with insurers authorized to do business in Massachusetts and rated in the current edition of Best’s Key Rating Guide, Property and Casualty as having a Best’s rating of A- or better and a Financial Size Category of Class VII or better, or if such ratings are not in effect, having equivalent standing based on any comparable classifications reasonably designated by Landlord. On or before the Term Commencement Date and thereafter not less than ten (10) days following the expiration date of each expiring policy, original copies of the policies provided for in Section 13.1, or certificates of such policies issued by the insurer and confirming compliance with the provisions of said Section shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord be delivered by Tenant to any additional parties designated by Landlord as the insureds.

13.3 General. Tenant will save Landlord harmless, and will exonerate and indemnify Landlord from and against any and all losses, liabilities, penalties, damages and expenses (including without limitation reasonable attorneys’ fees) imposed upon, incurred by or asserted against Landlord on account of or based upon:

(a) any injury to person, or loss of or damage to property (including without limitation as a result of fire or other casualty) sustained or occurring on the Demised Premises arising from the act, omission, fault, negligence or misconduct of any person whomsoever (other than Landlord or its agents, contractors or employees);

(b) any injury to person or loss of or damage to property (including without limitation as a result of fire or other casualty) sustained or occurring elsewhere (other than on the Demised Premises) in or about the Building (and, in particular, without limiting the generality of the foregoing on or about the elevators, stairways, corridors, sidewalks or other appurtenances and facilities used in connection with the Building or the Demised Premises) arising out of the use or occupancy of the Building or the Demised Premises by Tenant or any person claiming by, through or under Tenant;

(c) any work done (other than by Landlord or its contractors, or agents or employees of either) in the Demised Premises; and

(d) the failure of Tenant to perform or observe any term, condition or other provision of this Lease;

and in case any action or proceeding be brought against Landlord by reason of any claim arising from any of the foregoing, Tenant upon notice from Landlord shall at Tenant’s expense resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory.

13.4 Property of Tenant. In addition to and not in limitation of the foregoing, and subject only to the provisions of applicable law, Tenant covenants and agrees that all merchandise, furniture, fixtures and property of every kind, nature and description which may be in or upon the Demised Premises or the Building or the Land during the Term of this Lease shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever other than the negligence or willful misconduct of Landlord or its agents, employees or contractors, no part of said damage or loss shall be charged to, or borne by Landlord.

13.5 Bursting of Pipes, etc. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or caused by any other cause of whatever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Landlord be liable (subject only to its repair obligations hereunder) for any latent defect in the Demised Premises or in the Building.

14.	ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.

Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred (whether voluntarily or by operation of law), and that neither the Demised Premises, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, or utilized for any reason whatsoever, by anyone other than Tenant, or for any use or purpose other than as stated in Article 1, or be sublet, or offered or advertised for subletting, without the prior written consent of Landlord in every case except as otherwise hereinafter set forth. Such consent shall not, in the case of a proposed subletting of the Demised Premises, be unreasonably withheld or delayed. For purposes hereof, the transfer of a controlling interest in the corporation or other entity constituting Tenant shall be deemed an assignment of this Lease.

In connection with any request by Tenant for such consent, Tenant shall submit to Landlord, in writing, a statement containing the name of the proposed assignee, subtenant or other third party, such information as to its financial responsibility and standing as Landlord may require, and all of the terms and provisions upon which the proposed transaction is to occur. If the rent and other consideration received by Tenant on account of an assignment or sublease exceeds the Yearly Fixed Rent and Additional Rent, allocated to the space subject to any such sublease in the proportion of the area of such space to the area of the entire Demised Premises, plus actual out-of-pocket expenses reasonably incurred by Tenant in connection therewith, including brokerage commissions, attorneys’ fees and the cost of preparing such space for occupancy, Tenant shall pay to Landlord fifty percent (50%) of such excess within ten (10) days following receipt from time to time by Tenant. Such expenses shall, in the case of a sublease, be amortized on a so-called “straight-line” basis over the term thereof. In the event Tenant proposes to assign this Lease or enter into a sublease such that all or substantially all of the Demised Premises will have been sublet, Landlord, at Landlord’s option, may give to Tenant, within thirty

(30) days after the submission by Tenant to Landlord of the statement required to be submitted in connection therewith, a notice terminating this Lease on the date (hereinafter referred to as the “Earlier Termination Date”) immediately prior to the effective date of the proposed assignment or the proposed commencement date of the term of the proposed subletting, as set forth in such statement, and in the event such notice is given, this Lease and the Term shall come to an end and expire on the Earlier Termination Date with the same effect as if such Date were the date originally fixed for the end of the Term of this Lease, and the Rent shall be apportioned as of said Earlier Termination Date and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant. In addition, in the event Tenant proposes to sublet any portion of the Demised Premises, Landlord, at Landlord’s option, may give to Tenant, within thirty (30) days after the submission by Tenant to Landlord of the statement required to be submitted in connection with such proposed subletting, a notice electing to eliminate such portion of the Demised Premises (hereinafter referred to as the “Eliminated Space”) from the Demised Premises during the period (hereinafter referred to as the “Elimination Period”) commencing on the date (hereinafter referred to as the “Elimination Date”) immediately prior to the proposed commencement date of the term of the proposed subletting, as set forth in such statement, and ending on the proposed expiration date of the term of the proposed subletting, as set forth in such statement, and in the event such notice is given (i) the Eliminated Space shall be eliminated from the Demised Premises during the Elimination Period; (ii) Tenant shall surrender the Eliminated Space to Landlord on or prior to the Elimination Date in the same manner as if such Date were the date originally fixed in this Lease for the end of the Term of this Lease; (iii) if the Eliminated Space shall constitute less than an entire floor, Landlord, at Landlord’s expense, shall have the right to make any alterations and installations in the Demised Premises required, in Landlord’s judgment, reasonably exercised, to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space, and if the Demised Premises shall contain any core toilets or any corridors (including any corridors proposed to be constructed by Landlord pursuant hereto) providing access from the Eliminated Space to the core area, Landlord and any tenant or other occupant of the Eliminated Space shall have the right to use such toilets and corridors in common with Tenant and any other permitted occupants of the Demised Premises, and the right to install signs and directional indicators in or about such corridors indicating the name and location of such tenant or other occupant; (iv) during the Elimination Period, Yearly Fixed Rent and Tenant’s Proportionate Share shall be reduced in the proportion which the area of the Eliminated Space bears to the total area of the Demised Premises immediately prior to the Elimination Date (including an equitable portion of the area of any corridors referred to in subdivision (iii) of this sentence as part of the area of the Eliminated Space for the purpose of computing such reduction), and any prepaid Rent for any period after the Elimination Date allocable to the Eliminated Space shall be refunded by Landlord to Tenant; (v) there shall be an equitable apportionment of any Additional Rent payable pursuant to Article 6 for the relevant calendar or fiscal year in which the Elimination Date shall occur; and (vi) if the Elimination Period shall end prior to the date originally fixed in this Lease for the end of the Term of this Lease, the Eliminated Space, in its then existing condition, shall be deemed restored to and once again a part of the Demised Premises subject to the provisions of this Lease as if said elimination had not occurred during the period (hereinafter referred to as the “Restoration Period”) commencing on the date next following the expiration of the Elimination Period and ending on the date originally fixed in this Lease for the end of the Term of this Lease, except in the event that Landlord is unable to give Tenant possession of the Eliminated Space at the expiration of the Elimination Period by reason of the holding over or retention of possession of any tenant or other occupant, in which event (x) the Restoration Period shall not commence, and the Eliminated Space shall not be deemed restored to or a part of the Demised Premises, until the date upon which Landlord shall give Tenant possession of such Space free of occupancies, (y) neither the date fixed in this Lease for the end of the Term of this Lease, nor the validity of this Lease shall be affected, and (z) Tenant waives any right to recover any damages which may result from the failure of Landlord to deliver possession of the Eliminated Space at the end of the Elimination Period. At the request of Landlord, Tenant shall execute and deliver an instrument or instruments, in form satisfactory to Landlord, setting forth any modifications to this Lease contemplated in or resulting from the operation of the foregoing provisions of this paragraph; however, neither Landlord’s failure to request any such instrument nor Tenant’s failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this paragraph.

Tenant may, at any time and without the necessity of submitting the statement otherwise required by the preceding paragraph, request in writing that Landlord advise Tenant whether Landlord would exercise its right to terminate this Lease or eliminate a portion of the Demised Premises therefrom if Tenant proposed to sublet such portion on terms and conditions specified in such request, including the configuration of such portion, the proposed commencement and expiration dates of the term of such subletting and the net effective rent (calculated by taking into account the value of any concessions) to be charged by Tenant. Landlord shall respond to such request within fifteen (15) days after receipt thereof and shall be bound by such response for a period of one hundred eighty (180) days thereafter so long as the terms and conditions of the particular subletting actually proposed by Tenant conform in all material respects to those set forth in such request and in no event include a net effective rent differing from that on which Landlord’s response was based.

The failure by Landlord to exercise its option under this Article with respect to any assignment or subletting shall not be deemed a waiver of such option with respect to any extension of such sublease or any subsequent assignment or subletting.

Notwithstanding the foregoing, following notice from Tenant to Landlord but without the requirement of obtaining Landlord’s consent or affording Landlord an opportunity to terminate this Lease or eliminate any portion of the Demised Premises therefrom, all as hereinabove set forth, and so long as Tenant is not in default hereunder beyond the applicable grace period, (1) Tenant may assign this Lease or sublease all or any portion of the Demised Premises to any entity which is controlled by, or which controls, or which is under common control with, Tenant, or assign this Lease to any entity with which Tenant may merge or consolidate or to which Tenant may sell all or substantially all of its assets as a going concern (such entity with which Tenant may merge or consolidate or to which Tenant may sell all or substantially all of its assets as aforesaid being hereinafter referred to as a “Successor”), provided however that, forthwith upon any assignment allowed pursuant to this paragraph, Tenant shall deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby such assignee assumes all obligations of Tenant accruing before, on or after the effective date of such assignment, and provided further that in the case of any such assignment to a Successor, such Successor shall have financial resources and a general business reputation at least as favorable as those of Tenant both on the date hereof and as of the time of such assignment and (2) a controlling interest in the corporation or other entity constituting Tenant may be transferred, provided that the decision to effect such transfer in lieu of a sale of assets is not made for the purpose of circumventing the restrictions imposed by this Lease on the assignment thereof by Tenant and provided further that the financial resources and general business reputation of Tenant will not be materially adversely affected by such transfer. The initial offering and subsequent transfer of shares in any corporation or other entity constituting Tenant shall not be deemed an assignment of this Lease so long as such shares are publicly traded on a nationally recognized exchange.

The listing of any name other than that of Tenant, whether on the doors of the Demised Premises or on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises or be deemed to be the written consent of Landlord mentioned in this Article, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

If this Lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting or other occupancy arrangement shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting or occupancy. Tenant shall remain fully and primarily liable for all its obligations hereunder notwithstanding any such assignment, subletting or other occupancy arrangement.

15.	MISCELLANEOUS COVENANTS

15.1 Rules and Regulations. Tenant and Tenant’s servants, employees, agents, visitors and licensees will faithfully observe such Rules and Regulations as are attached hereto as Exhibit D and made a part hereof or as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant and which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Property, or the preservation of good order therein, or the operation or maintenance of the Property, or the equipment thereof, or the comfort of tenants or others in the Building, provided however that in the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control, and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors, invitees or licensees.

15.2 Access to Premises - Shoring. Tenant shall: (i) permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Demised Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance or Tenant’s use and occupancy thereof; (ii) permit Landlord and any Mortgagee to have free and unrestricted access to and to enter upon the Demised Premises at all times for the purposes of inspection or of making repairs, replacements or improvements in or to the Demised Premises or the Building or of discharging any responsibility imposed on or exercising any right reserved to Landlord by this Lease (including the right while performing work to take upon or through, or to keep and store within, the Demised Premises all necessary materials, tools and equipment); and (iii) permit Landlord, at reasonable times, to show the Demised Premises during ordinary business hours to any Mortgagee, prospective purchaser of any interest of Landlord in the Property, prospective Mortgagee, or prospective assignee of any Mortgage, and during the period of twelve months next preceding the Termination Date to any person contemplating the leasing of the Demised Premises or any part thereof. If Tenant shall not be personally present to open and permit any entry into the Demised Premises at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents must nevertheless be able to gain such entry by contacting a responsible representative of Tenant, whose name, address and telephone number shall be furnished by Tenant, or (at Landlord’s election) by using keys to the Demised Premises in Landlord’s possession. Locks serving the Demised Premises shall not be altered or replaced, nor shall new locks be added by Tenant without the prior written consent of Landlord in every case. Landlord shall exercise its rights of access to the Demised Premises permitted under any of the terms and, provisions of this Lease only after at least 24 hours’ prior oral or written notice to Tenant (except in case of emergency or in connection with the provision of routine Building services) and provided that Landlord shall incur no additional expense thereby, in such manner as to minimize to the extent practicable interference with Tenant’s use and occupation of the Demised Premises.

15.3 Accidents to Sanitary and other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Demised Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building’s systems located in, or passing through, the Demised Premises.

15.4 Signs, Blinds and Drapes. Tenant shall not place any signs on the exterior of the Building or on or in any window, public corridor, door or other location visible from the exterior of the Demised Premises. Landlord shall include Tenant’s name in any Building directory maintained by Landlord on the Property and displaying a listing of other Building tenants and shall further affix, outside the entryway of the Demised Premises, a sign bearing Tenant’s name, provided however that the exact size, design and location of such sign shall be determined by Landlord in accordance with Landlord’s standard Building specifications therefor. No blinds may be put on or in any window nor may any Building drapes or blinds be removed by Tenant. Tenant may hang its own drapes, provided that they shall not, without the prior written approval of Landlord, in any way interfere with any Building drapery or blinds or be visible from the exterior of the Building.

15.5 Estoppel Certificate. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); and the dates to which Rent has been paid in advance, if any, stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this

Lease and, if so, specifying each such default of which the signer may have knowledge, and setting forth such other representations as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of any interest of Landlord in the Property, any Mortgagee or prospective Mortgagee, any lessee or prospective lessee thereof, any prospective assignee of any Mortgage, or any other party designated by Landlord. The form of any such estoppel certificate requested by a Mortgagee shall be satisfactory to such Mortgagee.

15.6 Prohibited Items. Tenant shall not bring or permit to be brought or kept in or on the Demised Premises or elsewhere in the Building any hazardous, toxic, inflammable, combustible or explosive fluid, material, chemical or substance, including without limitation any item defined as hazardous pursuant to Chapter 21E of the Massachusetts General Laws or Section 9601 of Title 42 of the United States Code (except commercially-packaged cleaning solvents and other customary office supplies, provided that the same are stored and handled in a proper fashion consistent with applicable legal standards).

15.7 Requirements of Law - Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations of Federal, State, County and Municipal authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to and arising out of Tenant’s use or occupancy of the Demised Premises, provided however that Landlord shall be responsible for compliance therewith to the extent that such laws, rules, orders, regulations or directions apply generally to the Building or the use of the Demised Premises for general office purposes without regard to any specific activities of Tenant or anyone claiming by, through or under Tenant. In particular, Tenant shall keep the Demised Premises equipped with any fire extinguishers and other safety appliances required by applicable law and shall be responsible for compliance with requirements imposed by the Americans with Disabilities Act relative to the Demised Premises, including without limitation all such requirements applicable to removing barriers, furnishing auxiliary aids and insuring that, whenever alterations are made by Tenant or anyone claiming by, through or under Tenant, the affected portions of the Demised Premises are readily accessible to and usable by individuals with disabilities. Landlord (a) shall be responsible for compliance with requirements imposed by said Act relative to the Premises Work, (b) shall cause the Demised Premises to be equipped on the Term Commencement Date with any fire extinguishers and other safety appliances then required by applicable law and (c) shall notify Tenant of any legal requirements applicable to the maintenance and servicing of such fire extinguishers. If Tenant receives notice of any alleged violation of any law, ordinance, order or regulation applicable to the Demised Premises, Tenant shall give prompt notice thereof to Landlord.

15.8 Tenant’s Acts - Effect on Insurance. Tenant shall not do or permit to be done any act or thing upon the Demised Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein and shall not do, or permit to be done, any act or thing upon the Demised Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted on the Demised Premises or for any other reason. Tenant at its own expense shall comply with all rules, orders, regulations or requirements of the Board of Fire Underwriters or any other similar body having jurisdiction, and shall not (i) do, or permit anything to be done, in or upon the Demised Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Building, or (ii) use the Demised Premises in a manner which shall increase such insurance rates on the Building or on property located therein, over that applicable when Tenant first took occupancy of the Demised Premises hereunder. If by reason of failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant.

15.9 Miscellaneous. Tenant shall not suffer or permit the Demised Premises or any fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced.

16.	DAMAGE BY FIRE, ETC.

In the event of loss of, or damage to, the Demised Premises or the Building by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

(a) If the Demised Premises, or any part thereof, shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord, and Landlord, upon receiving such notice, shall proceed promptly and with due diligence, subject to unavoidable delays, to repair, or cause to be repaired, such damage. If the Demised Premises or any part thereof shall be rendered untenantable by reason of such damage, whether to the Demised Premises or to the Building, Yearly Fixed Rent shall proportionately abate for the period from the date of such damage to the date when such damage shall have been repaired.

(b) If, as a result of fire or other casualty, the whole or a substantial portion of the Building or the Demised Premises is rendered untenantable, Landlord, within ninety (90) days from the date of such fire or casualty, may terminate this Lease by notice to Tenant, specifying a date not less than twenty (20) nor more than forty (40) days after the giving of such notice on which the Term of this Lease shall terminate as set forth in Paragraph (f) of this Section. If Landlord does not so elect to terminate this Lease, then Landlord shall (to the extent that insurance proceeds, net of any portion thereof retained by a Mortgagee, are made available for such purpose) proceed with diligence to repair the damage to the Demised Premises and all facilities serving the same, if any, which shall have occurred, and Yearly Fixed Rent shall meanwhile proportionately abate, all as provided in Paragraph (a) of this Section. However, if such damage is not repaired and the Demised Premises restored to substantially the same condition as they were prior to such damage within six (6) months from the date of such damage, Tenant within thirty (30) days from the expiration of such six (6) month period or from the expiration of any extension thereof by reason of unavoidable delays as hereinafter provided, may terminate this Lease by notice to Landlord, specifying a date not more than sixty (60) days after the giving of such notice on which the Term of this Lease shall terminate as set forth in Paragraph (f) of this Section. The period within which the required repairs may be accomplished shall be extended by the number of days, not to exceed ninety (90) days, lost as a result of unavoidable delays, which term shall be defined to include all delays referred to in Article 24.

(c) If the Demised Premises shall be rendered untenantable by fire or other casualty during the last year of the Term of this Lease, either party may terminate this Lease effective as of the date of such fire or other casualty upon notice to the other given within thirty (30) days after such fire or other casualty.

(d) Landlord shall not be required to repair or replace any of Tenant’s business machinery, equipment, cabinet work, furniture, personal property or other installations (all of which shall, however, be restored by Tenant within thirty (30) days after Landlord shall have completed any repair or restoration required under the terms of this Article), and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building. Any insurance proceeds received by Tenant in connection with such loss or damage shall be applied by Tenant to such repair or restoration to the extent reasonably necessary to accomplish the same.

(e) The provisions of this Article shall be considered an express agreement governing any instance of damage or destruction of the Building or the Demised Premises by fire or other casualty, and any law now or hereafter in force providing for such a contingency in the absence of express agreement shall have no application.

(f) In the event of any termination of this Lease pursuant to this Article, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Termination Date.

(g) Landlord’s Architect’s certificate, given in good faith, shall be deemed conclusive of the statements therein contained and binding upon Tenant with respect to the performance and completion of any repair or restoration work undertaken by Landlord pursuant to this Article or Article 18.

17.	WAIVER OF SUBROGATION

In any case in which Tenant shall be obligated under any provision of this Lease to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable.

In any case in which Landlord shall be obligated under any provision of this Lease to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Tenant has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Tenant.

The parties hereto shall each endeavor to procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance policy covering the Demised Premises and the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery, and having obtained such clauses and/or endorsements of waiver of subrogation or consent to a waiver of right of recovery each party hereby agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other perils covered by such fire and extended coverage insurance; provided however that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by the terms and provisions of the waiver of subrogation clauses and/or endorsements or clauses and/or endorsements consenting to a waiver of right of recovery and shall be co-extensive therewith. If either party may obtain such clause or endorsement only upon payment of an additional premium, such party shall promptly so advise the other party and shall be under no obligation to obtain such clause or endorsement unless such other party pays the premium.

18.	CONDEMNATION - EMINENT DOMAIN

In the event that the whole or any part of the Building shall be taken or appropriated by eminent domain or shall be condemned for any public or quasi-public use, or (by virtue of any such taking, appropriation or condemnation) shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation then (and in any such event) this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. In the event that a substantial part of the Demised Premises or of the means of access thereto within the perimeter of the Property shall be so taken, appropriated or condemned, then (and in any such event) this Lease and the Term hereof may be terminated at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty (60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation.

Upon the giving of any such notice of termination (either by Landlord or Tenant) this Lease and the Term hereof shall terminate on or retroactively as of the date on which Tenant shall be required to vacate any part of the Demised Premises or shall be deprived of a substantial part of the means of access thereto, provided however that Landlord may in Landlord’s notice elect to terminate this Lease and the Term hereof retroactively as of the date on which such taking, appropriation or condemnation became legally effective. In the event of any such termination, this Lease and the Term hereof shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Termination Date. If neither party (having the right so to do) elects to terminate this Lease, Landlord will, with reasonable diligence and at Landlord’s expense, restore the remainder of the Demised Premises, or the remainder of the means of access thereto, as nearly as practicably may be to the same condition as obtained prior to such taking, appropriation or condemnation in which event (i) a just proportion of Yearly Fixed Rent, according to the nature and extent of the taking, appropriation or condemnation and the resulting permanent injury to the Demised Premises and the means of access thereto, shall be permanently abated, and (ii) a just proportion of the remainder of Yearly Fixed Rent, according to the nature and extent of the taking, appropriation or condemnation and the resultant injury sustained by the Demised Premises and the means of access thereto, shall be abated until what remains of the Demised Premises and the means of access thereto shall have been restored as fully as may be for permanent use and occupation by Tenant hereunder. Except for any award specifically reimbursing Tenant for moving or relocation expenses or for the taking of any personal property or trade fixtures otherwise removable by Tenant hereunder or for the unamortized cost (computed in accordance with generally-accepted accounting principles) of any alterations and improvements to the extent made to the Demised Premises by Tenant at its expense without reimbursement by Landlord, there are expressly reserved to Landlord all rights to compensation and damages created, accrued or accruing by reason of any such taking, appropriation or condemnation, in implementation and in confirmation of which Tenant does hereby acknowledge that Landlord shall be entitled to receive and retain all such compensation and damages, grants to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agrees to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time reasonably request. In the event of any taking of the Demised Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made for such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date.

19.	DEFAULT BY TENANT

19.1 Conditions of Limitation - Re-entry - Termination. This Lease and the herein term and estate are upon the condition that if (a) Tenant shall neglect or fail to perform or observe any term, condition or other provision of this Lease, including (without limitation) the covenants with regard to the payment when due of Rent; or (b) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors; or (c) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors; or (d) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter; or (e) a receiver, sequester, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or a substantial part of Tenant’s property and such appointment shall not be vacated within sixty (60) days; or (f) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganization, arrangements, compositions or other relief from creditors, and, in the case of any such proceeding instituted against it, if Tenant shall fail to have such proceeding dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding; or (g) any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 14; or (h) Tenant shall abandon all or substantially all of the Demised Premises, then, and in any such event Landlord may, in a manner consistent with applicable law, immediately or at any time thereafter declare this Lease terminated by notice to Tenant or, without further demand or notice, enter into and upon the Demised Premises (or any part thereof in the name of the whole), and in either such case (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant and without prejudice to Tenant’s liability for damages as hereinafter stated), this Lease shall terminate. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meaning. As used in items (b), (c), (e) and (f) of this Section, the term “Tenant” shall also be deemed to refer to any guarantor of Tenant’s obligations hereunder.

19.2 Damages - Termination. Upon the termination of this Lease under the provisions of this Article, Tenant shall pay to Landlord the Rent payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

(x) the amount by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Subparagraph (y), below), (i) the aggregate of the Rent projected over the period commencing with such time and ending on the originally-scheduled Termination Date as stated in Article 1 exceeds (ii) the aggregate projected rental value of the Demised Premises for such period, reasonably discounted in each case to present value, or:

(y) amounts equal to the Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the originally-scheduled Termination Date as specified in Article 1, provided however that if Landlord shall re-let the Demised Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses reasonably incurred or paid by Landlord in terminating this Lease, as well as the reasonable expenses of re-letting, including altering and preparing the Demised Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remainder of the Term of this Lease; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Demised Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant, in proceedings by reason of bankruptcy or otherwise, of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

19.3 Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed as in this Lease contained, Landlord may, at any time thereafter, subject (except in case of emergency) to expiration of the applicable grace period, perform the same for the account of Tenant. Any expense, including without limitation reasonable attorneys’ fees, reasonably incurred by Landlord as a consequence of any default of Tenant hereunder shall be paid by Tenant to Landlord as Additional Rent. On the second and any succeeding occasion during any twelve (12) month period that any Rent is more than fifteen (15) days in arrears, Tenant shall pay to Landlord, as Additional Rent, a delinquency charge equal to the greater of $300.00 or one percent (1.0%) of the arrearage for each calendar month (or fraction thereof) during which such Rent remains unpaid.

19.4 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including without limitation the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

19.5 Grace Period. Notwithstanding anything to the contrary in this Article contained, Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of Rent, if Tenant shall cure such default within ten (10) days after written notice thereof given by Landlord to Tenant, or (b) for default by Tenant in the performance or observance of any other provision of this Lease, if Tenant shall cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (except where the nature of the default is such that remedial action should appropriately take place sooner, as indicated in such written notice), or with respect to covenants other than to pay a sum of money within such additional period as may reasonably be required to cure such default if (because of governmental restrictions or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty (30)-day period, provided however (1) that there shall be no extension of time beyond such thirty (30)-day period for the curing of any such default unless (i) not more than ten (10) days after the receipt of the notice of default, Tenant in writing shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) Tenant shall as soon as may be reasonable duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and (2) that no notice of the opportunity to cure a default need be given, and no grace period whatsoever shall be allowed to Tenant, if the default is incurable or if the covenant or condition the breach of which gave rise to the default had, by reason of a breach on a prior occasion, been the subject of a notice hereunder to cure such default.

20.	END OF TERM - ABANDONED PROPERTY

Upon the expiration or other termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Demised Premises and all alterations and additions thereto which Tenant is not entitled or required to remove under the provisions of this Lease broom clean and in good order, repair and condition excepting only reasonable use and wear and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal thereof falls on a day other than a Business Day, this Lease shall expire on the Business Day immediately preceding. Tenant shall pay 150% of the amount of Rent (calculated at the rate most recently in effect) applicable to each month or fraction thereof during which Tenant remains in possession of any part of the Demised Premises in violation of the foregoing covenants, without prejudice to eviction and any other remedy available to Landlord on account thereof.

Any personal property in which Tenant has an interest which shall remain in the Building or on the Demised Premises after the expiration or termination of the Term of this Lease shall be conclusively deemed to have been abandoned, and may be disposed of in such manner as Landlord may see fit; provided however, notwithstanding the foregoing, that Tenant will, upon request of Landlord made not later than thirty (30) days after the expiration or termination of the Term hereof, promptly remove from the Building any such personal property or, if any part thereof shall be sold, that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Rent payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 19 or pursuant to law, with the balance if any, to be paid to Tenant.

21.	RIGHTS OF MORTGAGEES

21.1 Superiority of Lease. Except as otherwise provided in this Article, this Lease shall be superior, and shall not be subordinated, to a Mortgage or to any other voluntary lien or encumbrance affecting the Land or Building or any part thereof and hereafter granted by Landlord. Any Mortgagee shall have the right, at its option, to subordinate its Mortgage to this Lease, in whole or in part, by recording a unilateral declaration to such effect.

21.2 Entry and Possession. Upon entry and taking possession of the Property by a Mortgagee, for the purpose of foreclosure or otherwise, such Mortgagee shall have all the rights of Landlord, and shall be liable to perform all the obligations of Landlord arising during the period of such possession, provided however that upon the return of possession to Landlord by such Mortgagee, such rights and obligations of Mortgagee shall cease until a subsequent entry.

21.3 Right to Cure. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved from any of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to first Mortgagees of record, if any, and to any other Mortgagees of whom Tenant has been given written notice, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (ii) such Mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section shall be deemed to impose any obligation on any such Mortgagees to correct or cure any such condition, “Reasonable time” as used above means and includes a reasonable time to obtain possession of the Land and Building if any such Mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist.

21.4 Prepaid Rent. No Rent shall be paid more than thirty (30) days prior to the due dates thereof and, as to a first Mortgagee of record and any other Mortgagees of whom Tenant has been given written notice, payments made in violation of this provision shall (except to the extent that such Rent is actually received by such Mortgagee) be a nullity as against such Mortgagee and Tenant shall be liable for the amount of such payments to such Mortgagee.

21.5 Continuing Offer. The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a Mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such Mortgagee; every such Mortgagee is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name was written hereon as such; and such Mortgagee shall be entitled to enforce such provisions in its own name.

21.6 Subordination. Notwithstanding the foregoing provisions of this Article, Tenant agrees, at Landlord’s request, to execute and deliver promptly any certificate or other instrument which Landlord may request subordinating this Lease and all rights of Tenant hereunder to any Mortgage, and to all advances made under such Mortgage and/or agreeing to attorn to such Mortgagee in the event that it succeeds to Landlord’s interest in the Property, provided that (i) the holder of any such Mortgage shall execute and deliver to Tenant a non-disturbance agreement in such holder’s standard form to the effect that, in the event of any foreclosure of such Mortgage, such holder will not name Tenant as a party defendant to such foreclosure nor disturb its possession under this Lease, or (ii) any such Mortgage shall contain provisions substantially to the same effect as those contained in such a non-disturbance agreement.

21.7 Limitations on Liability. Nothing contained in this Article or in any such non-disturbance agreement or non-disturbance provision shall affect the rights of any Mortgagee (including for purposes hereof any purchaser at a foreclosure sale or other successor) with respect to the proceeds of any award in condemnation or of any fire insurance policies affecting the Building, or impose upon such Mortgagee any liability (i) for the erection or completion of the Building, or (ii) in the event of damage or destruction to the Building or the Demised Premises by fire or other casualty, for any repairs, replacements, rebuilding or restoration except such repairs, replacements, rebuilding or restoration as can reasonably be accomplished from the net proceeds of insurance actually received by, or made available to, such Mortgagee, or (iii) for any default by Landlord under this Lease occurring prior to any date upon which such Mortgagee shall become Tenant’s landlord, or (iv) for any credits, offsets or claims against the Rent as a result of any acts or omissions of Landlord committed or omitted prior to such date, or (v) for return of any security deposit or other funds unless the same shall have been received by such Mortgagee, and any such agreement or provision may so state.

22.	QUIET ENJOYMENT

Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, curing any default within the applicable grace period, Tenant shall quietly enjoy the Demised Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to all Mortgages to which this Lease is subject and subordinate.

Without incurring any liability to Tenant, Landlord may permit access to the Demised Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshall or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Demised Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, county, state or federal governments.

23.	ENTIRE AGREEMENT - WAIVER - SURRENDER

23.1 Entire Agreement. This Lease and the Exhibits and any riders made a part hereof contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. Nothing herein shall prevent the parties from agreeing to amend this Lease and the Exhibits made a part hereof as long as such amendment shall be in writing and shall be duly signed by both parties.

23.2 Waiver by Landlord. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant or subtenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

23.3 Surrender. No act or thing done by Landlord during the term hereby demised shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Demised Premises.

24.	LANDLORD’S LIABILITY

Except as otherwise expressly provided in this Lease, this Lease and the obligations of Tenant to pay Rent hereunder and perform all other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from doing so by reason of strikes or labor troubles or any other similar or dissimilar cause whatsoever beyond Landlord’s reasonable control, including but not limited to governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other similar or dissimilar emergency. In each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform.

Landlord shall in no event be deemed in default with respect to any term, condition or other provision of this Lease so as to entitle Tenant to be relieved from any of Tenant’s obligations hereunder or to terminate this Lease unless Landlord shall have failed to perform or observe such term, condition or other provision and such failure continues for thirty (30) days following receipt of written notice from Tenant specifying such failure plus such additional time as may be reasonably required to complete any necessary remedial action.

Whenever in this Lease Landlord’s consent or approval is required and Landlord has expressly agreed that such consent or approval shall not be unreasonably withheld or delayed, Tenant in no event shall be entitled to make any claim for money damages based upon any assertion by Tenant that Landlord unreasonably withheld or delayed such consent or approval. Tenant’s sole remedy in such circumstance shall be an action to enforce any such provision by way of specific performance, injunction or declaratory judgment.

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease or otherwise against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord, it being specifically agreed that in no event shall Landlord (which term shall include without limitation any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, disclosed or undisclosed, of Landlord or any managing agent) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Property, as aforesaid. In no event shall Landlord ever be liable for consequential damages.

25.	BILLS AND NOTICES

Except as otherwise set forth herein, any notice, consent, approval, request, bill, demand or statement hereunder by either party to the other party shall be in writing and sent by recognized overnight courier service or registered or certified mail, postage prepaid and return receipt requested, addressed to the respective party at its Address as stated in Article 1, or if any Address shall have been duly changed as hereinafter provided, if sent as aforesaid to the party at such changed Address. Either party may at any time change its Address by sending, as aforesaid, to the other party a notice stating the change and setting forth the changed Address, provided such changed Address is within the United States. Each notice, consent, approval, request, bill, demand or statement sent in accordance with the foregoing provisions shall be effective upon receipt or refusal thereof.

All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full thirty (30) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant, which payment shall be without prejudice to Tenant’s right to contest any such bill or statement. Tenant’s failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant’s request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord, shall be treated as a default in the payment of Rent, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of Rent. Notwithstanding any other provision hereof to the contrary, any such bill or statement relating to regular or routine charges (including for purposes of illustration charges for overtime heating or air conditioning service) may be rendered to Tenant by delivery at the Demised Premises or by first-class mail to Tenant’s Address.

26.	PARTIES BOUND - SEIZIN OF TITLE

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 14 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 19.

If in connection with or as a consequence of the sale, transfer or other disposition of the real estate (Land and/or Building, either or both, as the case may be) of which the Demised Premises are a part Landlord ceases to be the owner of the reversionary interest in the Demised Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder accruing thereafter on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

27.	MISCELLANEOUS

27.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

27.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

27.3 Brokers. Each party represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Building, with any broker or had its attention called to the Demised Premises or other space to let in the Building, by any broker other than the Brokers listed in Article 1, whose commission shall be the responsibility of Landlord pursuant to a separate agreement. Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any other broker, person or firm with whom such party has dealt in connection with the execution and delivery of this Lease or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building.

27.4 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

27.5 Assignment of Lease and/or Rent. With reference to any assignment by Landlord of its interest in this Lease and/or the Rent payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a Mortgage on the Building, Landlord and Tenant agree:

(a) that the execution thereof by Landlord and acceptance thereof by such Mortgagee shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Mortgagee’s Mortgage and the taking of possession of the Demised Premises after having given written notice to Tenant of its intention to succeed to the interest of Landlord under this Lease.

27.6 Notice of Lease. Neither party shall record this Lease in any Registry of Deeds or Registry District, provided however that either party shall at the request of the other, execute and deliver a recordable Notice of this Lease in the form prescribed by Chapter 183, Section 4 of the Massachusetts General Laws.

27.7 Litigation. Landlord and Tenant hereby waive trial by jury in any action brought by either against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises or any other claim (other than claims for personal injuries or property damage). Any such action shall be adjudicated in state or federal courts located in the Commonwealth of Massachusetts, and Tenant for such purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. To the fullest extent permitted by applicable law, such consent shall be self-operative and no further action other than service of process in any manner legally permitted shall be necessary to confer jurisdiction upon Tenant in any such court. It is further mutually agreed that if Landlord commences any eviction proceedings for non-payment of Rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in such proceeding unless Tenant will thereby be barred from asserting such claim in a separate action.

27.8 Security Deposit. Tenant shall deposit with Landlord upon execution hereof the sum of $15,125.84 (hereinafter referred to as the “Security Deposit”) as security for the full, faithful and punctual performance and observance by Tenant of the terms, conditions and other provisions of this Lease. The Security Deposit need not be held in escrow or trust and may be commingled with other funds. In the event Tenant defaults with respect to any such term, condition or other provision, including without limitation by failing to pay Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit (hereinafter referred to as the “Authorized Withdrawal”) to the extent required to cure such default and compensate Landlord for all expenses reasonably incurred by Landlord, including without limitation reasonable attorneys’ fees, by reason thereof, in which case Tenant shall forthwith restore the Security Deposit to its original amount. The Security Deposit shall not be considered prepaid Rent nor shall damages be limited to the amount thereof, nor shall Landlord be required, on account of the Security Deposit, to forgo any other available remedies, including without limitation termination of this Lease pursuant to Article 19. In the event that Tenant shall comply with all such terms, conditions and other provisions, the Security Deposit, or any balance thereof, shall be returned to Tenant, without interest, following the end of the Term of this Lease and after surrender of possession of the Demised Premises to Landlord pursuant to the provisions hereof. Tenant shall be entitled to pay the Security Deposit in the form of an irrevocable letter of credit subject to the following terms and conditions. Said letter of credit shall be issued by a commercial bank approved by Landlord and shall be in form and content satisfactory in all respects to Landlord. In the event of any default by Tenant as aforesaid, Landlord shall be entitled to receive the Authorized Withdrawal from the issuer of such letter of credit upon demand, in which case Tenant shall forthwith restore such letter of credit to its original amount. If Tenant fails to restore such letter of credit to its original amount as hereinabove required, or if such letter of credit is about to expire and shall not have been renewed as herein required within thirty (30) days preceding such expiration, or if Landlord otherwise reasonably deems itself insecure with regard to the financial capacity of Tenant or such issuer, then in any such event Landlord may upon demand withdraw all remaining available funds under such letter of credit and hold the same in cash pursuant to the preceding provisions of this Section.

27.9 Parking. So long as this Lease remains in full force and effect without default by Tenant, Landlord shall allow Tenant to use up to 41 unreserved spaces on a so-called “first come, first served” basis for the parking of conventional passenger motor vehicles in the area designated for such purpose on the Property. Tenant shall comply with all rules and regulations of general applicability imposed from time to time by Landlord pursuant to Section 15.1 with respect to the use of such parking area. To the fullest extent permitted by law, Landlord shall have no responsibility for securing such area, nor shall Landlord be liable for any theft, injury or damage occurring therein or have any responsibility for removing unauthorized motor vehicles therefrom.

27.10 Option to Extend. So long as this Lease remains in full force and effect without any default by Tenant beyond the applicable grace period, Tenant may extend the Term of this Lease for five (5) years by giving notice of such election to Landlord at least six (6) months prior to the originally-scheduled Termination Date. Such extension shall be on the same terms, conditions and other provisions set forth herein, except that Tenant shall have no further option to extend said Term, provided however that Yearly Fixed Rent shall be increased effective as of the commencement of such extension period to reflect the fair market rental value of the Demised Premises for the balance of the Term of this Lease, taking into account Tenant’s obligation to pay Additional Rent and all other provisions of this Lease. Said fair market rental value shall be determined by Landlord and Tenant, provided however that if Landlord and Tenant cannot mutually agree upon such value within thirty (30) days following the exercise of such option, then such value shall be determined by appraisal as hereinafter set forth. Landlord and Tenant shall each notify the other, within ten (10) days following expiration of the aforesaid thirty (30) day period, of (a) its opinion as to such fair market rental value (“Landlord’s Valuation” or “Tenant’s Valuation”, as the case may be) and (b) its chosen appraiser. Such two appraisers shall within a further ten (10) days (a) elect a third appraiser, notifying Landlord and Tenant thereof, and (b) prepare written statements setting forth their respective opinions as to such fair market rental value, which opinions shall not be shared with or otherwise disclosed to the third appraiser, who shall proceed forthwith to prepare a statement setting forth his or her own independent opinion as to such value, whereupon copies of all three appraisers’ statements shall be submitted to Landlord and Tenant. Yearly Fixed Rent for such extension period shall then be established by reference to whichever of Landlord’s Valuation or Tenant’s Valuation most closely approximates (a) the third appraiser’s opinion of value, if such value is identical to that set forth in the opinion of value submitted either by Landlord’s appraiser or by Tenant’s appraiser, or otherwise (b) the mean opinion of value submitted by the three appraisers, determined by disregarding the highest and lowest such values. Each party shall bear the expense of the appraiser chosen by such party pursuant to this Section, and the parties shall equally share the expense of the third appraiser. If Yearly Fixed Rent for such extension period shall not have been determined prior to the commencement thereof, Tenant shall continue to pay Yearly Fixed Rent at the rate most recently in effect, subject to retroactive adjustment once Yearly Fixed Rent for such period has in fact been determined.

27.11 Right of First Offer. So long as the Lease remains in full force and effect without any default by Tenant beyond the applicable grace period, Tenant shall have a right of first offer,

pursuant and subject to the following terms and conditions, to lease any available rentable area on the second floor of the Building (hereinafter referred to as “Available Space”). In the event that Landlord intends to make a written proposal to lease any Available Space other than to its then current tenant or occupant (if any) or any other party presently entitled to lease such Available Space, Landlord shall first make a written offer to lease such Available Space to Tenant, stating the rent that Landlord will accept and all other material terms and conditions of the proposed lease (which rent and other terms and conditions shall be consistent with other offerings then being made by Landlord for comparable space in the Building). Tenant may lease such Available Space by accepting Landlord’s offer in writing within five (5) Business Days after notice thereof. If Tenant does not so accept such offer, Landlord shall be free to lease such Available Space to any third party on such terms and conditions as Landlord may elect and Tenant shall have no further recourse with respect to such Available Space. In any case in which Tenant shall have waived said right of first offer or said right shall have expired, Tenant shall, upon request of Landlord, execute and deliver in recordable form an instrument indicating such waiver or expiration, which instrument shall be conclusive in favor of all persons relying thereon in good faith. In no event shall said right of first offer apply to the initial leasing after the date hereof of any currently available rentable area.

27.12 Moving Allowance. Landlord shall pay to Tenant not more than $25,930.00 on account of moving costs incurred by Tenant with respect to the relocation of Tenant’s office to the Demised Premises. Such payment shall be made on a single occasion within thirty (30) days after Tenant so requests in writing and verifies to Landlord’s reasonable satisfaction the costs on account of which payment is requested.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal, all as of the day and year first above written.

LANDLORD:

TR TURNPIKE CORP.

By

Its	Senior Vice President
(duly-authorized) title

TENANT:

VIRYANET, INC.

By

Its	CEO
(duly-authorized) title

EXHIBIT A

PLAN OF DEMISED PREMISES

SECOND FLOOR PLAN
A2
112
TURNPIKE
ROAD
EXISTING SECOND
FLOOR PLAN

EXHIBIT B

PREMISES WORK

The Premises Work shall be performed in accordance with the following scope of work and attached layout plan. All materials and finishes will be Building standard unless otherwise noted.

DEMOLITION

•	Demolition of walls as required per plan.

•	Remove ceilings, flooring, lighting as required per plan.

•	Remove debris.

CEILINGS

•	Patch ceiling to match existing as necessary at new construction areas using existing tile.

DRYWALL

•	Construct new walls and re-work existing walls per plan to create one new conference room, total of 23 private offices (19 perimeter and 4 interior), and one IT/Server room.

•	Enlarge 2 existing adjoining storage closets inside rear entrance to Demised Premises as shown on plan.

•	Enlarge existing Storage Room opposite Break Room and relocate door to adjoining conference room.

•	Break room to remain as-is.

FLOORING

•	Install new carpet and vinyl base in all offices, conference rooms, storage rooms and open area.

•	Install new VCT and vinyl base in Break Room and IT/Server room.

PLUMBING

•	None.

MILLWORK

•	None.

DOORS/FRAMES

•	Install new or re-use existing where possible 3’x7’ oak doors with metal frames per plan. All office doors will be uniform in appearance.

•	Install 2 new sets of sliding wood doors for enlarged storage closets at rear of premises.

GLAZING

•	None.

PAINTING

•	Two coats of latex paint (one color) on all walls.

•	Two coats of paint for metal door frames.

•	Stain and finish new oak doors.

HVAC

•	Relocate or rework existing supply and return air diffusers and thermostats as necessary.

•	Install one dedicated cooling-only VAV box at large conference room.

SPRINKLER

•	Relocate and install sprinkler heads per plan.

ELECTRICAL

•	Relocate existing light fixtures as necessary for new layout.

•	Install 1 voice/data outlet and 3 electrical outlets in all new offices.

•	Install wall occupancy sensor light switches in new offices per plan.

In addition to the exclusions noted above, the following items are expressly excluded from the Premises Work:

•	Telephone/Data cabling and installation

•	Tenant security system modifications

•	Moving, installing or modifying tenant furniture

•	Furniture wiring/power poles/floor boxes

•	Supplemental cooling and/or exhaust systems

•	Window treatments

LIMIT OF TENANT SPACE
OPEN OFFICE
OPEN OFFICE

PROPOSED SECOND FLOOR PLAN

PRELIMINARY LAYOUT FOR:

VIRYANET

112 TURNPIKE ROAD
WESTBOROUGH, MASSACHUSETTS
2010_0549SP1 12/28/2010

THIS SHEET

SECOND FLOOR KEY PLAN

EXHIBIT C

SCHEDULE OF CLEANING SERVICES

NIGHTLY

Empty wastebaskets and replace plastic liners as needed.

Dust furniture and fixtures, office equipment, ledges, windowsills, telephones and bookshelves.

Spot clean walls around door frames and light switches. Clean and sanitize drinking fountains. Damp wipe desk and table tops.

Vacuum carpeting.

Spot clean carpeting.

Dry mop composition floors using chemically treated dry mops.

Spot mop composition floors.

Vacuum and/or sweep and dust stairways.

LOBBY AND ELEVATORS

Damp wipe elevator doors inside and out and elevator walls and button panels.

Dust elevator doors and walls.

Clean elevator tracks.

Vacuum elevator rugs.

Wash entrance door glass.

TENANT’S KITCHEN

Wash table tops in kitchen.

Wipe down chairs, refrigerator, sink, microwave and dishwasher in kitchen.

LAVATORIES

Wash and disinfect sinks, commodes and urinals. Wash and polish mirrors and bright work. Empty receptacles and remove trash. Dust partitions, dispensers and receptacles.

Replenish toilet tissue, paper towel and hand soap dispensers (supplies to be furnished by Landlord).

Sweep, wash and disinfect floors.

Wash and polish all marble.

WEEKLY

Dust bottoms of chairs, typewriter tables, baseboards, open shelves, etc.

Remove fingerprints and smudges from doors, door frames, walls, switchplates and partitions.

Wash composition floors.

Spray buff composition floors.

Wash chairs.

MONTHLY

Dust walls and Venetian blinds.

Wash and redress composition floors and baseboards.

QUARTERLY

Dust ceiling diffusers.

Machine strip and refinish composition floors.

WINDOW CLEANING

Wash and clean interior and exterior windows at regular intervals, including all metal mullions and sashes, which shall be wiped clean during the window cleaning operation.

EXHIBIT D

RULES AND REGULATIONS

1.	The sidewalks, halls, passages, exits and entrances of the Building shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators and stairways are not for the use of the general public, and Landlord shall in all cases retain the right to prevent access thereto by any persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access by any person with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building, except in areas that Landlord may designate as common areas from time to time.

2.	The Premises shall not be used for lodging or sleeping and no cooking shall be done or permitted by Tenant on the Premises except that the preparation of coffee, tea, hot chocolate and similar items for Tenant and its employees and guests shall be permitted.

3.	Tenant shall not employ any person or persons other than the cleaning contractor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

4.	No additional locking devices shall be installed without the proper written consent of Landlord. Landlord may make reasonable charge for removal of any additional lock and bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall, upon the termination of its tenancy, deliver to Landlord all keys to doors in the Building and the Premises that have been furnished to Tenant.

5.	The Building elevators shall be available for freight-related use by Tenant, subject to such reasonable scheduling and conditions as Landlord shall deem appropriate. Protective padding furnished by Landlord shall be attached to the side and rear walls of any such elevator whenever used for such purpose. The persons employed by Tenant to move equipment or other items in or out of the Building must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, supplies, furniture or other property brought into the Building. In no event shall Tenant place or permit to be placed on any floor a load exceeding the limit which such floor was designed to carry and is allowed by applicable law. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

6.

Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the

Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Building.

7.	In case of invasion, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by such action as Landlord may deem appropriate, including closing entrances to the Building.

8.	Tenant shall see that the doors of the Premises are closed and securely locked at such time as Tenant’s employees leave the Premises.

9.	The toilet rooms, toilets, urinals, wash bowls and other lavatory apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting thereto from Tenant’s misuse shall be paid for by Tenant.

10.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

11.	Tenant shall not use in any space, or in the common areas of the Building, any handtrucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by Tenant into the Building or kept in or about the Premises.

12.	Tenant shall store all its trash and garbage within the Premises until daily removal thereof by Landlord to such location in the Building as may be designated from time to time by Landlord. No material shall be placed in the Building trash boxes or receptacles if such material is of such nature that may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the municipality in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash other than ordinary office trash will be removed only by special request and at the expense of Tenant.

13.	All loading and unloading of merchandise, supplies, materials, garbage and refuse and delivery of same to the Premises shall be made only through such entryways and elevators as Landlord shall designate.

14.	Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Building is prohibited, and Tenant shall cooperate to prevent the same, reporting any such activity to Landlord.

15.	Tenant shall not permit the use or the operation of any coin-operated machines on the Premises, including without limitation vending machines, video games, pinball machines, or pay telephones, without the prior written consent of Landlord.

16.	Landlord may direct the use of pest extermination and scavenger contractors at such intervals as Landlord may require.

17.	Tenant shall ensure that all work by Tenant’s contractors and/or vendors affecting any area of the Building other than the Premises shall be coordinated with Landlord, who shall be given reasonable advance notice thereof. If requested by Landlord, all such contractors and/or vendors shall be required to provide to Landlord a certificate of insurance, naming Landlord as additionally insured.

18.	Landlord reserves the right to select the name of the Building and to make such change or changes of name as it may deem appropriate from time to time, and Tenant shall not refer to the Building by any name other than (i) the name as selected by Landlord (as same may be changed from time to time) and/or (ii) the post office address approved by the United States Postal Service. Tenant shall not use the name of the Building in any respect other than as an address of its operation in the Building without the prior written consent of Landlord.

19.	Except with the prior written consent of Landlord, Tenant shall not place any sign on the Building or any storefront or in any window.

20.	The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

21.	No awnings or other projections shall be attached to the outside walls or windows of the Building without the prior written consent of Landlord.

22.	The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

23.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other parts of the Building.

24.	Tenant shall not install any carpeting in the Premises except in a manner reasonably acceptable to Landlord.

25.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. Bicycles may be stored in racks, if any, furnished for such purpose by Landlord in a common area servicing the Building.

26.	Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

27.	Landlord reserves the right to exclude from the Building, between the hours of 6:00 p.m. and 8:00 a.m. on Business Days and otherwise at all hours, all unauthorized persons.

28.	The possession of any lighted cigarette, cigar, pipe or other smoking articles shall be prohibited throughout the Building and the sidewalks adjoining the Building.

29.	Landlord shall provide Tenant with space on the Building’s directory, located in the lobby, based upon Tenant’s pro rata share of Building rentable area. No subheadings shall be allowed unless a sublease approved by Landlord has been executed by the entity to be named.

30.	Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

31.	Whenever the word “Tenant” occurs in these Rules and Regulations, it is understood and agreed that such term shall mean Tenant’s associates, agents, assigns, clerks, employees, visitors, vendors and contractors.

32.	These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of any lease of any premises in the Building.

33.	Landlord reserves the right to make such other and reasonable Rules and Regulations as in its judgment may from time to time be needed for the safety, care, operating efficiency and cleanliness of the Building, and for the preservation of good order therein.

EXHIBIT E

ACKNOWLEDGEMENT OF LEASE DATES

Reference is made to the lease dated                  , 20     (the “Lease”) by and between the undersigned parties with respect to certain space contained in the building known and numbered as          Turnpike Road, Westborough, Massachusetts. The parties hereby acknowledge that the definition of certain terms used in the Lease has been fixed as follows:

1. The Term Commencement Date is                  , 20    .

2. The Rent Commencement Date is                  , 20    .

3. The Termination Date on which the Term of the Lease is scheduled to expire is                  , 20    .

4. In all other respects, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this instrument as of the      day of             , 20    .

[SIGNATURES]

GUARANTY

THIS GUARANTY, made as of the 6th day of January, 2011, by VIRYANET LTD., a corporation organized under the laws of the State of Israel (hereinafter referred to as the “Guarantor”) to and for the benefit of TR TURNPIKE CORP., a Delaware corporation (hereinafter referred to as “Landlord”)

W I T N E S S E T H:

WHEREAS, at the request of the Guarantor and pursuant to an agreement of even date herewith (hereinafter referred to as the “Lease”), Landlord is to lease to ViryaNet, Inc., a Delaware corporation (hereinafter referred to as “Tenant”), certain premises (hereinafter referred to as the “Premises”) contained in the building known and numbered as 112 Turnpike Road, Westborough, Massachusetts, all as more particularly set forth in the Lease; and

WHEREAS, this Guaranty is being made in order to induce Landlord to enter into the Lease;

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor agrees as follows:

1. The Guarantor unconditionally and absolutely personally guarantees the full performance and observance of all the terms, covenants, conditions and agreements contained in the Lease on the part of Tenant to be performed and observed.

2. The Guarantor waives all suretyship defenses and defenses of like nature and consents to any and all forbearances and extensions which may be granted from time to time to Tenant and to any and all changes in the provisions of the Lease, it being the intention hereof that the Guarantor shall remain principally, primarily and irrevocably liable hereunder until the terms, covenants, conditions and agreements of the Lease (as from time to time hereafter amended) shall have been fully performed and observed by Tenant, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Guarantor.

3. The Guarantor shall have no right of subrogation whatsoever with respect to Tenant’s obligations under the Lease unless and until the same shall have been satisfied in full.

4. This Guaranty may be enforced by Landlord without first resorting to or exhausting any other security or collateral and without proceeding against Tenant or any co-guarantor, provided, however, that nothing herein contained shall prevent Landlord from suing Tenant with or without making the Guarantor party to such suit, and if such suit or any other remedy is availed of, only the net proceeds therefrom, after deduction of all charges and expenses of every kind and nature whatsoever, shall be applied in reduction of the amounts due hereunder.

5. The Guarantor’s obligation to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Tenant or its estate in bankruptcy resulting from the operation of any present or future provision of the federal Bankruptcy Code or other similar statute, or from the decision of any court.

6. The Guarantor will reimburse Landlord for all expenses, including without limitation reasonable attorneys’ fees, incurred in connection with the enforcement of this Guaranty by Landlord.

7. Any action or proceeding arising out of or in any way related to this Guaranty shall be heard by a court of competent jurisdiction within the Commonwealth of Massachusetts, and the Guarantor hereby subjects itself to the jurisdiction of any such court.

8. The Guarantor warrants and represents that the Lease is in the Guarantor’s best interests and that the Guarantor expects to derive substantial benefit therefrom. The Guarantor furnishes this Guaranty knowing that Landlord will rely on the enforceability thereof. The Guarantor conclusively acknowledges that such reliance is in every respect justifiable and that the Guarantor received adequate and fair equivalent value for this Guaranty.

9. Any notice, demand, or other communication required or permitted under this Guaranty shall be in writing and shall be sent by registered or certified mail, return receipt requested, or delivered by a recognized overnight national courier service, in each case addressed to the party to receive the same at its respective address hereinafter set forth or such other address notice of which is given in such manner:

Landlord:	c/o KBS Realty Advisors, Inc. 101 Arch Street Boston, Massachusetts 02110

Guarantor:	Until the Term Commencement Date (as defined in the Lease), 2 Willow Street, Southborough, Massachusetts 01745, and thereafter c/o Tenant at the Premises.

Each such notice, demand or other communication shall be deemed effective when received or refused or when delivery thereof is first attempted but cannot be completed because of a changed address notice of which was not given by the intended recipient.

10. No right or benefit in favor of Landlord shall be deemed waived, no obligation or liability of the Guarantor hereunder shall be deemed modified, diminished, released, compromised, extended, discharged or otherwise affected, and no provision or term hereof may be amended, modified or otherwise changed except by an instrument in writing, specifying the same, duly executed by Landlord. No failure or delay on the part of Landlord in exercising any right, power or privilege under this Guaranty shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. If any provision of this Guaranty shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

12. The whole of this Guaranty is set forth herein, and there is no understanding or custom affecting the terms hereof.

13. This Guaranty shall be construed as a Massachusetts contract, shall enure to the benefit of and may be enforced by Landlord and any successor or assign in interest of Landlord, and shall be binding upon and enforceable against the Guarantor and the Guarantor’s successors and assigns in interest.

IN WITNESS WHEREOF, the Guarantor has executed this instrument under seal as of the day and year first above written.

VIRYANET LTD.

By

Its	Chairman
title (duly-authorized)